CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated November 21, 1999 for the AAM Equity Fund, Carl Domino Growth Fund, Carl Domino Global Equity Income Fund, Carl Domino Equity Income Fund, Corbin Small-Cap Value Fund, Fountainhead Special Value Fund and Marathon Value Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 39 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), under the heading "Accountants" in each Statement of Additional Information.


__________/s/_____________________
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
February 29, 2000